Exhibit 8.1

May 5, 2017

3M Company
3M Center
St. Paul, Minnesota 55144-1000

Re:	3M Company
Medium-Term Notes, Series F

In connection with the Prospectus Supplement dated May 5, 2017 (the “Prospectus Supplement”) to the Prospectus dated February 24, 2017 of 3M Company, a Delaware corporation (the “Company”), relating to the offer of up to $18,000,000,000 aggregate principal amount of the Company’s Medium-Term Notes, Series F, I hereby consent to the use of my name and confirm to you my opinion as set forth under “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

Very truly yours,

/s/ Christina Spence
Christina Spence
Director, Tax Planning